Exhibit 10.14

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AWARD AGREEMENT

THIS AWARD AGREEMENT (the “Agreement”), made as of this                     , between CARBO Ceramics Inc. (the “Company”), a Delaware corporation, with its principal offices at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079 and                      (the “Participant”).

WHEREAS, the Company has adopted and maintains and the shareholders of the Company have approved the CARBO Ceramics Inc. Omnibus Incentive Plan (the “Plan”) to attract and retain highly qualified employees and non-employee directors of the Company and reward them for making significant contributions to the success of the Company and to strengthen the alignment of interests between such persons and the Company’s shareholders by providing them with a proprietary interest in the Company;

WHEREAS, the Plan provides for the award to Participants in the Plan (including members of the Board of Directors of the Company who are not employees of the Company) of restricted shares of Common Stock of the Company;

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Award of Restricted Stock. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby awards to the Participant          shares of Common Stock of the Company (the “Restricted Stock”), which may not be transferred, pledged, assigned or otherwise encumbered until vested (the “Transfer Restrictions”).

2. Grant Date. The Grant Date of the Restricted Stock hereby awarded is                     .

3. Vesting Dates. The Restricted Stock shall vest only in accordance with the provisions of this Agreement and of the Plan. Subject to the provisions of the Plan, shares of the Restricted Stock shall become vested on each of the following dates as follows (the “Vesting Dates”):

(a)	shares of Restricted Stock shall vest on ;

(b)	shares of Restricted Stock shall vest on ; and

(c)	shares of Restricted Stock shall vest on .

4. Forfeiture.

(a) Subject to the provisions of the Plan, in the event that the Participant’s service on the Board of Directors of the Company terminates prior to the Vesting Date with respect to any of the Participant’s shares of Restricted Stock (i) for any reason other than due to death or Disability, all such shares of Restricted Stock shall be forfeited on the date of such termination without payment of any consideration therefor; and (ii) due to death or Disability, all such shares of Restricted Stock shall cease to be subject to the Transfer Restrictions and cease to be forfeitable as of the date of such termination. The Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of service on the Board of Directors of the Company for purposes of this Agreement.

(b) Additionally, in the event that the Participant attempts to transfer, pledge, assign or otherwise encumber shares of Restricted Stock prior to any applicable Vesting Date in violation of the Transfer Restrictions, such transfer, pledge, assignment or encumbrance shall be null and void and the Participant’s shares of Restricted Stock shall be forfeited without payment of any consideration therefor.

(c) Notwithstanding the foregoing, all shares subject to an Award shall immediately cease to be subject to the Transfer Restrictions and cease to be forfeitable upon a Change in Control.

5. Share Certificates. Subject to the provisions of the Plan, the shares representing the Restricted Stock will be held in the Participant’s name in book-entry format by the Company’s transfer agent, Computershare Trust Company, N.A. Upon vesting of the shares of Restricted Stock on a Vesting Date, the Participant has the right to choose to have a certificate issued in the Participant’s name, to have the shares transferred to a brokerage account of the Participant’s choice or to continue to hold the shares in book-entry format with the transfer agent.

6. Shareholder’s Rights. Subject to the terms of this Agreement, prior to the Vesting Date with respect to any of the Participant’s shares of Restricted Stock, the Participant shall have, with respect to any of the shares of Restricted Stock, all rights of a shareholder of the Company, including the right to vote such shares and the right to receive all dividends paid with respect to such shares of Restricted Stock at the same time as Shareholders generally; provided, that the right to vote and receive dividends shall terminate immediately with respect to any shares of Restricted Stock upon forfeiture of those shares pursuant to Section 4 hereof and that stock dividends shall be subject to the provisions of Sections 7(b) and (c) and Section 19 of the Plan in the same manner as the corresponding Restricted Stock to which such dividends or distributions relate and shall be held by the Company or subject to a legend as determined by the Committee to effectuate the purposes of the Plan.

7. Non-Assignability. Except as expressly provided in the Plan or herein, Awards shall not be assigned, transferred, pledged or encumbered, and any purported assignment, transfer, pledge or encumbrance shall be null and void; provided, that Awards may be transferred by will or by the laws of descent and distribution subject to the Committee’s receipt of such documents as may be requested by the Committee from time.

8. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s Board of Directors’ right to amend, modify or terminate the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

9. Governing Law. This Agreement, the Plan and all rights under this Agreement and the Plan shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

10. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and that all decisions, determinations and interpretations of the Committee or the Company in respect of this Agreement shall be final, conclusive and binding.

11. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provisions hereof and of the Plan shall be in conflict, the terms of the Plan shall govern. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

12. Entire Agreement. This Agreement represents the final, complete and total agreement of the parties hereto respecting the Restricted Stock and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Restricted Stock and such matters.

IN WITNESS WHEREOF, CARBO Ceramics Inc. has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, THEREBY REPRESENTING THAT HE OR SHE HAS CAREFULLY READ AND UNDERSTANDS THIS AGREEMENT AND THE PLAN, as of the day and year first above written.

CARBO CERAMICS INC.

By:

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